Putnam Absolute Return 300 Fund, October 31, 2013, annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		7,529
Class B		  180
Class C		1,213
Class M		  165

72DD2 (000s omitted)

Class R		    8
Class R5	    0
Class R6            0
Class Y		3,651

73A1

Class A		0.160
Class B		0.141
Class C		0.066
Class M		0.154

73A2

Class R		0.132
Class R5	0.173
Class R6	0.176
Class Y		0.192

74U1 (000s omitted)

Class A	       45,974
Class B		1,196
Class C	       15,894
Class M		1,041

74U2 (000s omitted)

Class R		   77
Class R5	    1
Class R6	  237
Class Y	       23,367

74V1

Class A		10.81
Class B		10.75
Class C		10.68
Class M		10.78

74V2

Class R		10.77
Class R5	10.88
Class R6	10.88
Class Y		10.85


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.